EXHIBIT 14.1

Ethical Behavior

It is our policy to do business in compliance with all applicable laws, rules and regulations and accepted community ethical and moral standards. It has been the Company's longstanding policy to maintain the highest ethical standards in the conduct of its affairs and in its relationship with customers, suppliers, employees, advisors and the communities and countries in which its operations are located.

As an integral member of the team, you are expected to accept certain responsibilities, adhere to acceptable business principles in matters of personal conduct, and exhibit a high degree of personal integrity at all times. This not only involves sincere respect for the rights and feelings of others, but also demands that in both your business and personal life, you refrain from any behavior that might be harmful to you, your co-workers, the company, or that might be viewed unfavorably by current or potential customers, or by the public at large. Whether you are on duty or off, your conduct reflects on NeoMedia. You are, therefore, encouraged to observe the highest standards of professionalism at all times.

It would be virtually impossible to cite examples of every type of activity which might give rise to a question of unethical conduct. Therefore, it is important that each of us rely on our own good judgment in the performance of our duties and responsibilities. When situations occur where the proper course of action is unclear, request advice and counsel from an officer of the Company. The reputation and good name of the Company depends entirely upon the honesty and integrity of each one of us.

You should read this with the following in mind. We require every employee to comply with these standards. This list is not comprehensive. We encourage you who have questions about these standards and their application to employee conduct to discuss them with their manager, the company's counsel, or with Human Resource Department. An employee who knows or has reason to know of any activity that violates or could violate these standards must promptly report the matter to the Human Resource Department. Each employee will be given a copy of this policy and be asked to sign an Employee Acknowledgement Form.

These principles set forth in this Policy Statement are to be strictly observed. Each manager should insure that appropriate procedures are in place such that at the time of employment or promotion into a management, supervisory, sales or purchasing position an acknowledged copy of this Policy Statement is obtained for permanent retention in the employees' personnel file.

In January of each year each corporate officer and senior management personnel will be asked to reaffirm this Policy Statement by signing and returning to the corporate office a copy of this Policy Statement. Each manager will ask all employees to reaffirm this Policy Statement by reviewing the statements with each employee, obtaining two signed copies of the acknowledgement, one copy of which will be retained in the employee's personnel file. Each manager will notify the Chief Financial Officer or Human Resources Director in writing of refusals to sign, or any exceptions requested to, this requirement.

Because violations are serious matters, any infraction of this will subject an employee, without regard to position, to disciplinary action, which may include reprimand, probation, and suspension, reduction in salary, demotion or discharge depending on the seriousness of the offense. Claims of ignorance, overzealousness, good intentions or lack of injury cannot excuse or justify acts which violate this policy. In addition, similar disciplinary measures will apply to any employee who directs orders or approves of such prohibited activities, or has knowledge of them and does not act promptly to correct them in accordance with this Policy Statement. Appropriate disciplinary measures will be imposed on any employee who fails to carry out the management responsibility to insure that subordinates are adequately informed about this Policy Statement.

The Company's attorneys will advise management concerning the legality of corporate conduct and, upon approval from an officer of the Company, should be called upon for guidance and counsel if any questions arise regarding Company policy or concerning any proposed activities that raise any question of possible conflict with this Policy Statement.

As used in this Policy Statement, the term "Company" means and refers to NeoMedia Technologies, Inc. and all of its divisions and subsidiaries, domestic and foreign, and the term "employee" means and refers to the directors, officers and employees of NeoMedia Technologies, Inc. and all of its divisions and subsidiaries.